PERRELLA  &  ASSOCIATES,  P.A.
Certified  Public  Accountants

555  S.  Powerline  Road
Pompano Beach, Florida   33069-3018

Tele:  (954) 979-5353
Fax:  (954) 979-6695

January  20,  2005

Securities  and  Exchange  Commission
450  Fifth  Street,  N  W
Washington,  D  C  20549


RE:  ABC  Realty,  Inc
     File  Ref  No  333-101167

We were previously the principal accountant for ABC Realty, Inc. and, under the date of February 16, 2004, we reported on the financial statements of ABC Realty, Inc as of December 31, 2003 and for the years ended December 31, 2003 and 2002. We also reviewed the financial statements of ABC Realty, Inc. for the interim periods ended March 31, 2004, June 30, 2004 and September 30, 2004. On December 10, 2004, we resigned as principal accountant for ABC Realty, Inc. We have read ABC Realty, Inc. statements included under Item 4 of its Form 8-K dated January 20, 2005, and we agree with such statements.

Very  truly  yours,



Perrella  &  Associates,  Inc.  P.A.